EX23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-238236, 333-188766 and 333-167331 on Form S-8 of our reports dated March 2, 2021, relating to the consolidated financial statements and consolidated financial statement schedule of Sleep Number Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 2, 2021.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 2, 2021